Exhibit 4.9

PROMISSORY NOTE THIRD EXTENSION AGREEMENT

$90,000.00	March 15, 2018

This Promissory Note Extension Agreement, hereinafter referred to as “Extension Agreement,” entered into this Fifteenth day of March, 2018, by and between DERMAdoctor, LLC, a Missouri corporation (“Maker”), and Papillon Partners, Inc., a Missouri corporation, or its successors or assigns (“Holder”),

WHEREAS, Maker and Holder have entered into a Promissory Note dated July 17, 2017 for the amount of Ninety Thousand Dollars ($90,000), hereinafter referred to as the “Note”. The Note is due and payable on a date that is Ninety (90) days from the original date of the Note.

WHEREAS, Maker and Holder have entered into an Extension Agreement dated October 9, 2017 for the amount of Nine Thousand Dollars ($90,000), hereinafter referred to as the “Note”. The Note is due and payable on a day that is one hundred eighty (180) days from the original date of the Note.

WHEREAS, Maker and Holder have entered into a second Extension Agreement dated January 13, 2018 for the amount of Ninety Thousand Dollars ($90,000), hereinafter referred to as the “Note”. The Note is due and payable on a date that is two hundred forty-one (241) days from the original date of the Note.

WHEREAS, Maker and Holder desire to enter into this Third Extension Agreement in order to extend the date when all the outstanding principal and accrued and unpaid interest is due and payable to three hundred and one (301) days from the original date of the Note.

NOW, THERE ORE, it is duly agreed by both Maker and Holder to extend the due date of the Note to May 14, 2018.

All other provision of the original Note shall prevail unless otherwise written.

IN WITNESS WHEREOF, the undersigned Maker and Holder have duly executed this Extension Agreement, extending the due date of the Note as of the day and year first written above.

MAKER:

DERMAdoctor, LLC

By:	/s/ Jeff Kunin
Name:	Jeff Kunin
Title:	CEO

HOLDER:

Papillon Partners, Inc.

By:	/s/ Audrey Kunin
Name:	Audrey Kunin
Title:	President